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                SUPPLEMENTAL RETIREMENT AGREEMENT

     This SUPPLEMENTAL RETIREMENT AGREEMENT (the "Agreement") is entered into as of this 7th day of April, 1997 between CDI Corp., a Pennsylvania corporation (the "Company"), and Mitchell Wienick ("Wienick ).

                          Background

     The Company and Wienick have entered into an Employment Agreement dated March 11, 1997 (the Employment Agreement ), pursuant to which Wienick will assume the position, and duties, of President and Chief Executive Officer of the Company. Under Section 5(e) of the Employment Agreement, Wienick is entitled to participate in the employee benefit programs made available by the Company to its senior executive officers from time to time.

     Two of those programs, the CDI Corporation Retirement Plan (the Retirement Plan ), and the CDI Corporation Employee Savings Plan (the
"401(k) Plan") require, among other things, one year of service as a precondition of eligibility to participate. Under the terms of those Plans, Wienick will be eligible to participate in the Retirement Plan on January 1, 1998 and in the 401(k) Plan on May 1, 1998.

     Through this Agreement, the Company intends to provide Wienick with a supplemental retirement benefit substantially similar to the benefit Wienick would have received with respect to 1997 services if he had been immediately eligible to participate in the Retirement Plan and the 401(k) upon assuming his duties under the Employment Agreement. For the years 1998 and following, the one year of service rule will have no adverse effect on Wienick s benefits under either Plan.

     Therefore, intending to be legally bound, the Company and Wienick agree as follows:

                           Agreement

     1. Establishment of Account. The Company will establish a bookkeeping account (the Account ) that will be used to calculate the supplemental retirement benefit due to Wienick under the terms of this Agreement. The Account will be used solely as a device to measure and determine the amount of the supplemental retirement benefits to be paid to Wienick as specified herein. The Account shall not constitute or be treated as a trust fund of any kind. The Company shall be under no obligation to segregate any of its assets for purposes of the Account. Any amounts at any time credited to the Account shall be and remain the sole property of the Company. Wienick will not have by virtue of the Account any ownership interest or rights of any nature with respect to specific assets of the Company. Wienick s rights shall be limited to those of a recipient of an unfunded, unsecured promise to pay amounts
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in the future and his position with respect to the amounts credited to his Account shall be that of a general unsecured creditor of the Company.

     2. Credits to the Account. The account will be divided into a Retirement Sub-Account and a 401(k) Sub-Account. The amount to be credited to the Account will be the total of the Contribution Credits and the Earnings Credits to those Sub-Accounts, determined as follows:

         (a)  Contribution Credits:
              --------------------
              (1) Retirement Sub-Account. The Company will credit to the Retirement Sub-Account the amount that would have been contributed on Wienick s behalf under the Retirement Plan for the years 1997 if Wienick had been eligible to participate in that Plan upon assuming his duties under the Employment Agreement. That credit will be made at the time the Company otherwise makes its 1997 contribution to the Retirement Plan.

              (2) 401(k) Sub-Account. By entering into this Agreement, Wienick agrees to accept a reduction of his otherwise payable 1997 compensation in the amount of $9500. That reduction will be reflected ratably over the number of pay periods beginning on or after the date this Agreement is signed by Wienick. In return, the Company agrees to credit that amount, plus an amount equal to the amount of Company matching contributions that would have been made under the 401(k) Plan on Wienick's behalf for 1997 if the $9500 reduction in his compensation had been contributed to the 401(k) Plan during 1997, to the 401(k) Plan during 1997, to the 401(k) Sub-Account. That credit will be deemed to have been made ratably over the portion of 1997 beginning on the date Wienick assumes his duties under the Employment Agreement.

         (b)  Earnings Credits:
              ----------------
              (1) Retirement Sub-Account. Earnings (or losses) shall be credited to the Retirement Sub-Account annually, or at such other more frequent intervals as the Company may determine, at the same rate as is generated by the Retirement Plan s investments of amounts actually contributed thereto, beginning with the date upon which the Company s 1997 contribution is paid to the Retirement Plan.

              (2)  401(k) Sub-Account
                   ------------------

                   (A) 1997 Earnings. Earnings (or losses) shall be credited on the full amount credited to the 401(k) Sub-Account for 1997 at 50% of the prorated average rate generated by the 401(k) Plan invesment funds selected by Wienick on the 401(k) Plan election form delivered to the Company before the date of this Agreement. The
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prorated average earnings rate will be computed by multiplying the full year's earnings rate for those funds by a fraction, the numerator of which is the number of days in 1997 beginning on or after the date Wienick assumes his duties under the Employment Agreement and the denominator of which is 365.

                   (B) 1998 Earnings. Earnings (or losses) on the 401(k) Sub-Account for 1998 will be credited at the averae rate generated by the 401(k) Plan investment funds selected by Wienick on the 401(k) Plan election form referred to in subparagraph (A) above.

                   (C) 1999 and Following. For 1999 and following, earnings (or losses) on the 401(k) Sub-Account shall be credited each year at the same average rate as that generated by the actual investments of Wienick's account under the 401(k) Plan, giving effect to any changes he may make in his investment elections under the 401(k) Plan.

     3. Excess Benefit Plan Participation. In addition to the supplemental retirement benefits to be provided through the Account, Wienick will also be eligible to participate in the Company s Excess Benefit Plan for 1997. The amount to be credited to his account udner the Excess Benefit Plan for 1997 shall be determined by subtracting the amount of $160,000 from his 1997 "Compensation" as that term is defined by the Retirement Plan and applying to that amount theh applicable Excess Benefit Fplan contribution rate for 1997. Earnings on, and payment of, benefits under this paragraph 3 will be governed by the terms of the Excess Benefit Plan.

     4.  Vesting.
         -------
         (a) Retirement Sub-Account. Wienick shall have no vested interest in the right to receive amounts credited to the Retirement Sub-Account until he has been credited with five years of vesting service under the terms of the Retirement Plan. At that point, he will have a 100% vested interest in right to receive the amounts credited to the Retirement Sub-Account in accordance with the terms of this Agreement. Wienick s (or his beneficiary s) right to receive those amounts shall also become 100% vested upon Wienick s Disability as defined in the Retirement Plan, or his death.

         (b) 401(k) Account. Wienick will, at all times, have a 100% vested interest in the right to receive amounts credited to the 401(k) Sub-Account in accordance with the terms of this Agreement.

     5.  Payment of Account.

         (a) Vested Rights. As soon as practicable following Wienick s termination of employment for any reason, the amounts credited to the Account that Wienick (or in the case of death his
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beneficiary) has a vested right to receive will be paid to Wienick, or in the event of his death his beneficiary, in a single sum payment. Wienick s beneficiary will be:

                   (1) Retirement Sub-Account. Wienick's beneficiary with respect to his vested right to receive amounts from the Retirement Sub-Account will be his beneficiary designated under the terms of the Retirement Plan;

                   (2) 401(k) Sub-Account. Wienick's beneficiary with respect to his vested right to receive amounts from the 401(k) Sub-Account will be his beneficiary designated under the terms of the 401(k) Plan; or

                   (3) Alternate Designation. With respect to either the Retirement Sub-Account or the 401(k) Sub-Account, or both, the beneficiary or beneficiaries designated by Wienick in a writing delivered to the Company and specifying both the Sub-Account or Sub-Accounts to which the designation applies and if there ismore than one beneficiary, the percentage of the relevant Sub-Account(s) to be paid to each.

         (b) Unvested Rights. If, at the time of Wienick s termination of employment there are amounts in the Retirement Sub-Account that neither Wienick nor his beneficiary has a right to receive, those amounts will be forfeited and the Company shall have no further obligation with respect to those amounts.

     6. Effect on Employment Agreement. This Agreement is not intended to, in any way, modify or amend the Employment Agreement.

     7. Governing Law. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.

     8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Wienick and the Company, and the respective successors of each. Wienick s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated.

     9. Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto. This Agreement may only be modified by an agreement in writing executed by both Wienick and the Company.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

COMPANY:                             EXECUTIVE:
-------                              ---------

CDI CORP.


By:
   ------------------------------    ----------------------------
    Walter R. Garrison, Chairman    Mitchell Wienick